                                                                    Exhibit 12.4

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
       RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                   (EXCLUDING CAPTIVE FINANCE SUBSIDIARIES)
                            (dollars in thousands)

                                                        Fiscal Year Ended September 30
                                           --------------------------------------------------------
                                             1994        1993        1992        1991        1990
                                          ---------   ---------   ---------   ---------   ---------
Earnings
  Income from continuing operations       $  57,262   $  11,025   $  98,162   $  73,051   $  66,283
  Add:
    Loss from unconsolidated affiliate      117,158       2,538
    Provision for income taxes               77,792      11,512      64,592      46,221      46,781
    Fixed charges                            73,751      62,535      50,595      52,951      55,189
                                          ---------   ---------   ---------   ---------   ---------
  Earnings, as adjusted            (A)    $ 325,963   $  87,610   $ 213,349   $ 172,223   $ 168,253
                                          =========   =========   =========   =========   =========

Fixed charges and preferred stock
  dividends
  Other interest expense, including
    interest on capital leases            $  43,802   $  40,189   $  31,680   $  37,426   $  41,792
  Estimated interest component of
    rental expense                           29,949      22,346      18,915      15,525      13,397
                                          ---------   ---------   ---------   ---------   ---------
  Total fixed charges                        73,751      62,535      50,595      52,951      55,189

  Preferred stock dividends, as adjusted     19,002      15,613         129         227         401
                                          ---------   ---------   ---------   ---------   ---------
  Total fixed charges and preferred
    stock dividends                (B)    $  92,753   $  78,148   $  50,724   $  53,178   $  55,590
                                          =========   =========   =========   =========   =========

Ratio of earnings to fixed charges
  and preferred stock dividends
                    (A) divided by (B)          3.5         1.1*        4.2         3.2         3.0
                                                ===         ===         ===         ===         ===


* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges and preferred stock dividends (excluding captive finance subsidiaries) for fiscal 1993 is 3.4.